ADMINISTRATIVE SERVICES AGREEMENT
     PACIFIC LIFE INSURANCE COMPANY (“INSURER”), AMERICAN CENTURY INVESTMENT SERVICES, INC. (“DISTRIBUTOR” and AMERICAN CENTURY SERVICES, LLC (“TRANSFER AGENT” and collectively with DISTRIBUTOR “AMERICAN CENTURY”) mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”) dated as of May 1, 2012. INSURER AND AMERICAN CENTURY shall be collectively referred to as the “Parties.”
     WHEREAS, DISTRIBUTOR is the Distributor for and TRANSFER AGENT is the transfer agent of the American Century Variable Portfolios, Inc. and American Century Variable Portfolios II, Inc. investment companies (collectively, the “Fund”), each of which is an investment company registered under the Investment Company Act of 1940; and
     WHEREAS, INSURER issues variable life insurance policies and/or variable annuity contracts (collectively, the “Contracts”); and
     WHEREAS, INSURER has entered into a participation agreement, dated May 1, 2012 (“Participation Agreement”) with AMERICAN CENTURY, pursuant to which the DISTRIBUTOR has agreed to make shares of the Fund’s portfolios set forth on Schedule A (“Portfolios”) available for purchase by one or more of INSURER’s separate accounts or divisions thereof (each, a “Separate Account”), in connection with the allocation by Contract owners of purchase payments to corresponding investment options offered under the Contracts; and
     WHEREAS, INSURER and AMERICAN CENTURY expect that the Fund, and its Portfolios, can derive substantial savings in administrative expenses by virtue of having one or more Separate Accounts of INSURER each as a single shareholder of record of Portfolio shares, rather than having numerous public shareholders of such shares; and
     WHEREAS, INSURER and AMERICAN CENTURY expect that TRANSFER AGENT, can derive such substantial savings because INSURER performs the administrative services listed on Schedule B hereto for the Fund and its Portfolios in connection with the Contracts issued by INSURER; and
     WHEREAS, INSURER has no contractual or other legal obligation to perform such administrative services, other than pursuant to this Agreement and the Participation Agreement; and
     WHEREAS, INSURER desires to be compensated for providing such administrative services; and

     WHEREAS, AMERICAN CENTURY desires that TRANSFER AGENT benefit from the lower administrative expenses related to the Fund and the Portfolios resulting from the administrative services performed by INSURER; and
     WHEREAS, AMERICAN CENTURY desires to retain the administrative services of INSURER and to compensate INSURER for providing such administrative services;
     NOW, THEREFORE, the Parties agree as follows:
Section 1. Administrative Services; Payments Therefor.
     (a) INSURER shall provide the administrative services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, TRANSFER AGENT agrees to pay to INSURER a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Fund attributable to the Contracts issued by INSURER (“INSURER Fund Assets”) at the following annual rates:
Annual Rate
0.15%
     (b) TRANSFER AGENT shall calculate the Quarterly Fee at the end of each calendar quarter and will make such payment to INSURER, without demand or notice by INSURER, within 30 days thereafter, in a manner mutually agreed upon by the Parties from time to time.
Section 2. Nature of Payments.
     The Parties to this Agreement recognize and agree that TRANSFER AGENT’S payments hereunder are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Portfolio shares, and are not otherwise related to investment advisory or distribution services or expenses. INSURER represents and warrants that the fees to be paid by TRANSFER AGENT for services to be rendered by INSURER pursuant to the terms of this Agreement are to compensate the INSURER for providing administrative services to the Fund, and are not designed to reimburse or compensate INSURER for providing administrative services with respect to the Contracts or any Separate Account.
     Notwithstanding the Foregoing, INSURER acknowledges that certain of the Portfolios have adopted distribution plans pursuant to which DISTRIBUTOR, on behalf of each such Portfolio, will pay a service fee to dealers in accordance with the provisions of such Portfolios’ distribution plans. The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the agent of record to shareholders of the applicable Portfolio. The provisions and terms of these Portfolios’ distribution plans are described in their respective Prospectuses, and the INSURER hereby agrees that DISTRIBUTOR has made no representations with respect to the distribution plans of such Portfolios in addition to, or conflicting with, the description set forth in their respective Prospectuses. The fee for each class of Shares will be set by DISTRIBUTOR based on the relevant distribution plans. Any such fee shall be paid only to the agent of record pursuant to Distributor’s records, whether that agent is the INSURER or another entity. Only one agent may be designated as the agent of record on any account.
Section 3. Term and Termination.
     Any Party may terminate this Agreement, without penalty, on 60 days written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as AMERICAN CENTURY or its successor(s) in interest, or any affiliate thereof, continues to perform in similar capacities for the Fund, and for so long as INSURER provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio. Notwithstanding the foregoing, the Parties agree that this Agreement shall terminate automatically upon the termination of the Participation Agreement.
Section 4. Amendment.
     This Agreement may be amended upon mutual agreement of the Parties in writing.
Section 5. Notices.
     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered
PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA 92660
Facsimile: (949) 219-6952
Attn:     General Counsel
AMERICAN CENTURY INVESTMENT SERVICES, INC.
AMERICAN CENTURY SERVICES, LLC
4500 Main Street
Kansas City, MO 64111
Facsimile: (816) 340-4964
Attention: General Counsel
Section 6. Miscellaneous.
     (a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.
     (b) Assignment. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.
     (c) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, as well as the Fund, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties, as well as the Fund.
     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.
     (e) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.
[remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

PACIFIC LIFE INSURANCE COMPANY

By:

Name: Jose T. Miscolta

Title: Assistant Vice President

Attest:

Name: Jane M. Guon

Title: Corporate Secretary

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:
Cindy A. Johnson

Title: Vice President

AMERICAN CENTURY SERVICES, LLC

By:

Title:

SCHEDULE A
PORTFOLIOS
All Class II shares of the American Century VP Mid Cap Value Fund

SCHEDULE B
ADMINISTRATIVE SERVICES
     INSURER shall provide certain administrative services respecting the operations of the Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by INSURER and AMERICAN CENTURY, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.
A. Records of Portfolio Share Transactions; Miscellaneous Records
     1. INSURER shall maintain master accounts with the Fund, on behalf of each Portfolio, which accounts shall bear the name of INSURER as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.
     2. INSURER shall maintain records setting out the number of shares of each Portfolio purchased, redeemed or exchanged by Contract owners, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist AMERICAN CENTURY in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share. INSURER shall provide such other assistance to AMERICAN CENTURY as may be necessary to cause various Portfolio share transactions effected by Contract owners to be properly reflected on the books and records of the Fund.
     3. In addition to the foregoing records, and without limitation, INSURER shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing administrative services hereunder.
B. Order Placement and Payment
     1. INSURER shall determine the net amount to be transmitted to the Separate Accounts as a result of redemptions of each Portfolio’s shares based on Contract owner redemption requests and shall disburse or credit to the Separate Accounts all proceeds of redemptions of Portfolio shares. INSURER shall notify the Fund of the cash required to meet redemption payments.
     2. INSURER shall determine the net amount to be transmitted to the Fund as a result of purchases of Portfolio shares based on Contract owner purchase payments and transfers allocated to the Separate Accounts investing in each Portfolio. INSURER shall transmit net purchase payments to the Fund’s custodian.

C. Accounting Services
     INSURER shall perform miscellaneous accounting services as may be reasonably requested from time to time by AMERICAN CENTURY, which services shall relate to the business contemplated by the Participation Agreement between INSURER and the Fund, as amended from time to time. Such services shall include, without limitation, periodic reconciliation and balancing of INSURER’s books and records with those of the Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with the Fund, dividend and distribution payments by the Fund, and such other accounting matters that may arise from time to time in connection with the operations of the Fund as related to the business contemplated by the Participation Agreement.
D. Reports
     INSURER acknowledges that AMERICAN CENTURY may, from time to time, be called upon by the Fund’s Board of Directors (“Board”), to provide various types of information pertaining to the operations of the Fund and related matters, and that AMERICAN CENTURY also may, from time to time, decide to provide such information to the Board in its own discretion. Accordingly, INSURER agrees to provide AMERICAN CENTURY with such assistance as AMERICAN CENTURY may reasonably request so that AMERICAN CENTURY can report such information to the Fund’s Board in a timely manner. INSURER acknowledges that such information and assistance shall be in addition to the information and assistance required of INSURER pursuant to the Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.
     INSURER further agrees to provide AMERICAN CENTURY with such assistance as AMERICAN CENTURY may reasonably request with respect to the preparation and submission of reports and other documents pertaining to the Fund to appropriate regulatory bodies and third party reporting services.
E. Fund-related Contract Owner Services
     INSURER agrees to distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports and any other materials of the Fund required by law or otherwise to be given to Contract owners investing in Portfolio shares. INSURER further agrees to provide telephonic support for Contract owners, including, without limitation, inquiries about the Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations where appropriate.
F. Miscellaneous Services
     INSURER shall provide such other administrative support to the Fund as mutually agreed between INSURER and AMERICAN CENTURY or the Fund from time to time. INSURER shall, from time to time, relieve the Fund of other usual or incidental administration services of the type ordinarily borne by mutual funds that offer shares to individual members of the general public.